                                                                   EXHIBIT 10.10

                                Cable Internet
                           Revenue Sharing Agreement


This is an Agreement to share the revenue from Internet access using the PeRKInet(R) system between DurangoNet, Inc. d.b.a. Frontier Internet, a Colorado corporation, ("Frontier Internet") and Hermosa CableVisionvision, Inc. ("Hermosa Cable Vision") according to the terms and conditions set forth below as of this date May 26, 1999 (the "Agreement").

                                   Recitals

WHEREAS, Hermosa Cable Vision provides cable television service to residential and commercial customers in the Hermosa area of La Plata County, Colorado.

WHEREAS, Hermosa Cable Vision would like to offer high speed Internet access to its customers,

WHEREAS, Frontier Internet can provide Internet access through cable television systems using its PeRKInet(R) system,

WHEREAS, Hermosa Cable Vision would like Frontier Internet to install and maintain a PeRKInet(R) system in Hermosa Cable Vision's headend to provide high speed Internet access to Hermosa Cable Vision's customers;

                                   Agreement

NOW THEREFORE, in consideration of the premises and mutual dependent promises hereinafter set forth, the parties hereto agree as follows:

1. Equipment Frontier Internet will provide the equipment necessary to transmit data from the Internet through Hermosa Cable Vision's cable system. The equipment that Frontier Internet provides will remain Frontier Internet' sole property. Frontier Internet will be responsible for providing a data circuit to the headend at Hermosa Cable Vision. Hermosa Cable Vision shall cooperate in facilitating the installation of this data circuit and other equipment, including providing necessary rack space for the RF converter, content servers and other equipment,

          During the term of the Agreement, Frontier Internet will be responsible for operating and maintaining the equipment. Hermosa Cable Vision will provide Frontier Internet with reasonable access to the equipment during normal business hours and at other-times as the parties shall mutually agree.

          Frontier Internet will be responsible for removing the equipment from Hermosa Cable Vision's property within thirty (30) days after this Agreement terminates. When Frontier Internet removes its equipment, it will return any of Hermosa Cable Vision's equipment that Frontier Internet modified to its original condition.

          Frontier Internet will indemnify Hermosa Cable Vision for any damage that Frontier Internet or its employees cause to Hermosa Cable Vision's equipment. Correspondingly, Hermosa Cable Vision will indemnify Frontier Internet for any damage that Hermosa Cable Vision or its employees cause to Frontier Internet equipment.

          Hermosa Cable Vision will provide one channel from their cable system for the exclusive use of Frontier Internet that is capable of delivering a reliable signal throughout the current cable plant and future cable plant.

2. Revenue & Exclusivity Hermosa Cable Vision will charge its customers more than five dollars ($5.00) per month plus any applicable taxes for each customer that is connected to the 256 Kbps PeRKInet(R) system. Hermosa Cable Vision will not tender any percentage of the five dollars ($5.00) to Frontier Internet. Hermosa Cable Vision may increase or decrease the price it charges customers for 256 Kbps access provided that Hermosa Cable Vision does not exceed the five dollar (S5.00) limit, however Hermosa Cable Vision may increase their price and exceed this five dollar ($5.00) limit to match or equal the same percentage price increase of Frontier Internet. Frontier Internet may increase or decrease the price that it charges for Internet access. Frontier Internet will not tender to Hermosa Cable Vision any percentage of the revenue that Frontier Internet charges its customers for Internet access. All cable customers served under this Agreement will be Hermosa Cable Vision's customers for cable service and exclusively Frontier Internet's customers for Internet access. Frontier Internet shall be the sole and exclusive provider of Internet services through Hermosa Cable Vision's system unless Hermosa Cable Vision is required to open up their network through lease access.

3. Marketing Hermosa Cable Vision and Frontier Internet will jointly market the PeRKInet(R) service. Frontier Internet will market PeRKInet(R) by advertising it to the members of its local Internet Service Provider ("ISP") and other computer users. Hermosa Cable Vision and Frontier Internet shall each pay 50% of the cost of producing any commercials and both parties will need to approve any commercials before final production and airing. Hermosa Cable Vision will allow a flyer to be mailed with the monthly bill to all of its customers announcing the availability of this new service on at least 6 monthly billings in a year. Frontier Internet shall be responsible for providing the flyer to Hermosa Cable Vision but Hermosa Cable Vision will be responsible for the cost of mailing, provided the weight does not exceed one ounce or the cost of a first class mailing.

4. Term This Agreement will run for a term of three years. At the end of this term the Agreement will automatically be renewed for additional one year terms unless either party gives written notice to the other at least ninety (90) days prior to the Agreement's anniversary of that party's intention not to renew.

5. Warranty NEITHER FRONTIER INTERNET NOR ANY OF ITS, LICENSORS, EMPLOYEES, OR AGENTS WARRANT THAT ACCESS TO THE INTERNET WILL BE UNINTERRUPTED OR ERROR FREE; NOR DOES FRONTIER INTERNET OR ANY OF ITS LICENSORS, EMPLOYEES OR AGENTS MAKE ANY WARRANTY AS TO THE RESULTS TO BE OBTAINED FROM USE OF THE ACCESS. THE ACCESS IS DISTRIBUTED ON AN "AS IS" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE WARRANTIES WHICH ARE IMPLIED BY AND INCAPABLE OF EXCLUSION, RESTRICTION, OR MODIFICATION UNDER THE LAWS APPLICABLE TO THIS AGREEMENT, NEITHER FRONTIER INTERNET NOR ANYONE ELSE INVOLVED IN CREATING, PRODUCING OR DELIVERING THE ACCESS SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF USE OF PERKINET(R) OR INABILITY TO USE PERKINET(R) OR OUT OF ANY BREACH OF ANY WARRANTY, HERMOSA CABLE VISION EXPRESSLY ACKNOWLEDGES THAT THE PROVISIONS OF THIS PARAGRAPH SHALL ALSO APPLY TO THE THIRD PARTY CONTENT,

6. Customer Processing Customers who wish to purchase the PeRKInet(R) product shall complete a service application with Frontier Internet. Frontier Internet will confirm that the Customer has cable service. Customers not having cable service shall be promptly referred to Hermosa Cable Vision to complete the necessary paperwork to initiate cable service. Hermosa Cable Vision shall promptly refer all interested PeRKInet(R) customers to Frontier Internet for the necessary customer processing. Frontier Internet shall provide a list of PeRK1net3 customers to Hermosa Cable Vision by the 25'h day of each month to permit Hermosa Cable Vision to add them to their monthly billing system. Both parties shall keep and maintain complete and accurate records pertaining to its customers receiving the PeRKInet(R) service and exchange these records with the other party. Both parties shall conspicuously display and provide customers with information regarding the PeRKInet(R) service.

7. Customer Termination Notification. Both parties shalt promptly inform the other party of any mutual customer that is terminating service and the reasons for termination of service.

8. Non-Ownership. Both Frontier Internet and Hermosa Cable Vision do not intend to create an equity interest by either party in the other party,

9. Trademarks. The trademark, PeRKInet(R), used by Frontier Internet is the exclusive property of Frontier Internet's parent corporation Internet Ventures, Inc. (a California Corporation). Internet Ventures, Inc. grants Hermosa Cable Vision a limited and non-exclusive license to use the PeRKInet(R) trademark solely for the purpose of offering the PeRKInet(R) service to Hermosa

Cable Vision's customers. Hermosa Cable Vision may not alter the PeRKInet(R) trademark, nor may Hermosa Cable Vision sell the PeRKInet(R).

10. Assignment. Neither Frontier Internet nor Hermosa Cable Vision may assign or transfer either its rights or obligations under this Agreement in whole or in part, by operation of law or otherwise, without the written consent of the other. Both parties acknowledge that the contract shall inure and continue in force with the new owners of their corporation in the event of a stock sale.

11. Waiver. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

12. Force Majeure. Neither party shall be liable to the other for failure to fulfill its obligations hereunder (other than the obligation to make all payments due hereunder) if such failure is caused by or arises out of an act of God, war, strike, riot, labor dispute, national disaster, technical failure (including the failure of all or part of the Internet) or any other reason beyond the control of the party whose performance is prevented during the period of such occurrence (a"Force Majeure Event"). Lack of financial resources shall not under any circumstances constitute a Force Majeure Event.

13. Corporate Authority. Frontier Internet is a corporation duly organized, validly existing and in good standing under Colorado law with the power to carry on its business as it is now being conducted and as described herein. The execution of this Agreement and the performance of all obligations under this Agreement have been duly authorized by all requisite corporate action. Frontier Internet's performance of its obligations under this Agreement will not violate any other agreement, instrument or document or any order of any court or government agency.

          Similarly, Hermosa Cable Vision is a corporation duly organized, validly existing and in good standing under Colorado law with the power to carry on its business as it is now being conducted and as described herein. The execution of this Agreement and the performance of ail obligations under this Agreement have been duly authorized by all requisite corporate action. Hermosa Cable Vision's performance of its obligations under this Agreement will not violate any other agreement, instrument or document or any order of any court or government agency, Further, Hermosa Cable Vision's performance of this Agreement is in accordance with, and fully authorized by, Hermosa Cable Vision's franchise.

14. Notices. All notices or other communications regarding this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered mail return receipt requested or sent via telecopier with a copy sent by first class mail, as follows

         If to Frontier Internet to:

                  Alan Klein, President
                  Frontier Internet
                  777 Main Ave., Suite 201
                  Durango, CO 81301

         If to Hermosa Cable Vision to:

                  Rand v Hawks,
                  Hermosa Cable Vision, Inc
                  8124 County Road 203
                  Durango, CO 81301

Either party listed above shall be entitled to specify a different address by giving written notice as stated above to the other party.

15. Amendments. This Agreement may be amended or modified only by written instrument executed and delivered by each of the parties hereto.

16. Expenses. Each party to this Agreement shall pay its own expenses in connection with preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including, without limitation, any and all legal and accounting fees and expenses and any income tax liability.

17. Confidentiality. All information that the parties exchange, which they identify as confidential, shall not be disclosed to any other entity or individual without the other party's prior written consent.

18. Arbitration. All claims and disputes and other matters in question between the parties hereto, arising out of or relating to this Agreement shall be resolved exclusively through binding arbitration conducted under the Commercial Arbitration Rules of the American Arbitration Association then in force and effect. The seat of such arbitration shall be Denver Colorado. This agreement to arbitrate shall be enforceable under the prevailing law. The award rendered by the arbitrator(s) shall be final and binding, and judgment may be entered in any court having jurisdiction thereof.

          Notice of the demand for arbitration shall be given by the aggrieved party to the other party to this Agreement and a copy thereof shall be, filed with the American Arbitration Association. The demand for arbitration shall be made within thirty (30) days after the claim; dispute or other matter has arisen.

          In the event a dispute is submitted to arbitration, the arbitrator(s) shall award costs and reasonable attorney's fees to the prevailing party.

19. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Colorado.

20. Severability. It is the intention of both Hermosa Cable Vision and Frontier Internet to enter into a complete agreement in compliance with Colorado law, should any provision of this agreement not be in compliance with Colorado law, such inconsistent provision shall be deemed superseded by such law or rule, and the agreement shall otherwise be fully enforceable and in effect.

21. No Third Party Rights. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior understandings between the parties, whether oral or written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of tile date first above written.


Frontier Internet, Inc.


By: /s/ Alan Klein
    --------------------------

Title: President
       -----------------------

Hermosa Cable Vision, Inc.


By: /s/ Randall Hawks
    --------------------------
Title: Secretary
       -----------------------